Exhibit 10.63

                              SETTLEMENT AGREEMENT

                            Regarding the Fences Area

Entered into this 8 day of January 2003, by and between

1) Polskie Gornictwo Naftowe i Gazownictwo S.A., having its seat in Warsaw at ul. Krucza 6/14 ("POGC"); and

2) FX Energy Poland Sp. z o.o. having its seat in Warsaw at Al. Jana Pawla II 29 ("FX")

hereinafter jointly called the "Parties" and each of them individually a "Party"

                                    Article 1
                   Subject matter of the Settlement Agreement

By entering into this Settlement Agreement the Parties desire to resolve disputes between them arising in connection with implementation of the following prior agreements:

         1) the Agreement on Cooperation in Exploration of Hydrocarbons on Foresudetic Monocline of April 11, 2000 (the "Cooperation Agreement");

         2) the Joint Operating Agreement Covering the Areas in the Foresudetic Monocline of May 12, 2000 (the "Fences JOA"); and

         3) the Natural Gas Sale and Purchase Agreement, for Fences Area Fields, Republic of Poland of December 18, 2000 (the "Gas Sales and Purchases Agreement");

                                    Article 2
                            Parties' representations

The Parties unanimously state as follows:

1) The Cooperation Agreement and the Fences JOA provide that the Parties' respective interests in all cost and benefits arising as a result of the joint operations are equal to: 51% - POGC and 49% - FX, provided that FX has committed to fund 100% of the initial costs of joint operations up to the equivalent of 16 million US Dollars, in consideration of the value of the geological data and drilling prospect structures obtained by POGC in the Fences area as a result of its prior seismic and drilling work;

2) The results of joint operations conducted so far, which focused on several exploration targets identified based on the geological data provided by POGC, and the funding of which was provided by FX, have occurred to be disappointing for each of the Parties;

3) Both Parties recognize that any misunderstanding about the quality of the data processing and interpretation methods used in the past was not due to any bad intention of either of the Parties; and FX hereby revokes any statements it may have made to the contrary of the above and apologizes for them to POGC.

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4)       The Parties believe that the Fences area and other geologically similar areas can be successfully explored through application of new data reprocessing techniques proposed by FX, and they desire to continue their cooperation on the 51/49 rights and obligations sharing basis, pursuant to the principles stated in the Fences JOA;

5) The Parties desire to settle and clarify all issues regarding the Fences area and the existing agreements between them.

                                    Article 3
          FX obligations under Fences JOA and the Cooperation Agreement

3.1 Subject to further provisions of this Agreement, FX reaffirms its commitment to spend USD 16 million on hydrocarbon exploration within the Fences area as per the Fences JOA. Once the costs of joint operations within the Fences area reach the equivalent of USD 16 million, all further exploration costs within the Fences area shall be covered in accordance with the Parties interests under the Fences JOA, i.e. 49% - FX and 51% - POGC.

3.2      FX shall pay to POGC the total of PLN 18,809,026.35 consisting of :

         a) PLN 16,323,333.48 representing the principal amount invoiced and outstanding; and

         b)       PLN 2,485,692.87 representing interest accrued until October
                  31, 2002;

by December 31, 2003, together with interest on the amount specified under letter a) above, pursuant to the rate of interest agreed upon in the Fences JOA, i.e. equal to 80% the Polish statutory interest rate, as applicable from time to time, calculated from November 1, 2002 until payment, in cash or, if the Parties so agree, by financing the POGC part of joint operational costs within the Fences area or any other area of joint operations.

3.3 The amounts stated above constitute the entire FX obligation to POGC payable as of the date hereof.

                                    Article 4
                 Transfer of mining usufruct in the Fences area

4.1 POGC and FX shall conclude an agreement (the "Transfer Agreement"), substantially in the form set forth in Appendix 2 hereto, to transfer to FX a 49% interest in the mining usufruct established on the Srem-Jarocin concession area covering the Fences area (not to include any of the exploitation concession areas and producing wells excluded under the definition of the Contract Area set forth in Appendix 1 hereto), subject to obtaining the required consent from the State Treasury, which POGC shall promptly apply for and shall make best efforts to obtain as soon as possible. The Transfer Agreement shall be signed concurrently with this Agreement.

4.2 All administrative cost and taxes connected with the transfer of rights pursuant to the Transfer Agreement shall be paid by FX. FX shall be responsible for filing the appropriate tax return. Other fees and costs related to the mining usufruct shall be covered from the Joint Account in accordance with the Fences JOA.

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4.3      Should the State Treasury refuse its consent for the mining usufruct transfer, the Parties shall act diligently to find alternative ways of securing FX direct rights to 49% of benefits produced by the joint operations within the Fences area.

4.4 Together with the interest in the mining usufruct and without a separate compensation, POGC shall transfer to FX a 49% ownership interest in all geological data regarding the Fences area owned by POGC, subject to obtaining the required consent of the Minister of Environment. Other provisions of this Article 4 shall apply to the geological data mutatis mutandis.

                                    Article 5
                    Other matters concerning the Fences area

5.1 The Parties agree that they will not form a company solely for the purposes of cooperation within the Fences area, but may in the future decide to form a joint company to carry out other tasks, which may include some activities within the Fences or/and other areas.

5.2 The Parties hereby agree to amend the Fences JOA as specified in Appendix 1.

5.3 The Parties intend to drill two new exploratory wells within the Fences area during 2003.

                                    Article 6
                           Detailed financial matters

6.1 The Parties confirm that the financial expenditures already incurred on their joint operations within the Fences area are equal to USD 10,567,364.78 of which the equivalent of USD 6,597,685.59 has been paid by FX to POGC, and the equivalent of USD 3,969,697.16 has been invoiced by POGC to FX and is to be paid in accordance with Clause 3.2.

6.2 Subject to Clause 7.1, in order to fulfil its commitment to ensure an amount of USD 16 million on financing of works within the Fences area, FX shall cover 100% costs of drilling the two wells within the Fences area referred to in Clause 5.3 above and any additional joint operations within the Fences area conducted after the date hereof, until such cost, together with the amount specified in Clause 6.1 above reach the equivalent of USD 16 million, following which all further such operations shall be financed 51% POGC and 49% FX.

6.3 For the purposes of calculating any US Dollar equivalent of any amounts to be paid in Polish Zloty (or vice versa), the average exchange rate published by the National Bank of Poland on the day the payment is made (i.e. the appropriate amount is received by the payee), shall be applied.

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                                    Article 7
                       Kleka 11 gas and further gas sales

7.1 POGC acknowledges and confirms that pursuant to the Fences JOA, FX is entitled to 49% of all gas produced from the Kleka 11 well. The total value of the gas which has been produced from that well since the beginning of the test production and which is still capable of being produced in accordance with good international practices (the "Kleka 11 Gas Value") shall be calculated, by applying the gas price stipulated in the Gas Sales Agreement, by an independent expert appointed by the Parties within 3 months following the date hereof and shall be deducted, by way of set-off, from the amount due under Article 3.2 above. The costs of the calculation by the independent expert shall be paid by the Parties in proportion of 51/49.

7.2 FX shall ensure that all gas produced from the Kleka 11 well, and the Kleka 11 well itself, is not subject to any lien established by FX in favor of Rolls Royce Power Ventures Limited or any other third party.

7.3 POGC commits to purchase any gas produced under the Fences JOA from any wells drilled hereafter in the Fences area pursuant to the Gas Sales Agreement, subject to any applicable mandatory provisions of Polish law. The Gas Sales Agreement shall be in force until December 31, 2008.

                                    Article 8
                                  Default by FX

8.1 Should FX fail to fully perform its obligations specified in Article 3 in accordance with the provisions of this Agreement, POGC shall have the right to terminate the Fences JOA by a 90-day written notice to FX, provided that the termination shall not occur if FX fulfills all its obligations within the notice period.

8.2 If the Fences JOA is terminated pursuant to Clause 8.1, it will nevertheless remain in effect with respect to aerial extent of any prospects mapped and drilled as joint operations under the Fences JOA prior to the termination and FX shall keep an interest specified below in rights to such structure, for the duration of the relevant POGC concession listed in Appendix 3 (including any amendment or extension). The interest kept by FX shall be equal to the proportion between the total costs of work actually covered by FX pursuant to the Fences JOA and this Agreement (excluding any interest on delay on payment) and the USD 16 million, as of the date of termination of the Fences JOA, but shall not be greater than 49%. (The prospect aerial extent shall be delineated by the lowest closing contour or by the bottom of a defined hydrocarbon contact determined by a well penetration, whichever is deeper). Subject to the preceding sentence, promptly following the termination of the Fences JOA, FX shall transfer the mining usufruct to POGC or any party nominated by POGC, pursuant to an agreement substantially consistent with the form specified in Appendix 2, mutatis mutandis.

                                    Article 9
                              Assignment and pledge

9.1 FX shall have the right to assign its rights and obligations under the Fences JOA, the Gas Sales Agreement or this Agreement to a third party of its choice with a written consent of POGC.

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9.2      POGC may not refuse its consent without an important reason, which shall include in particular a weak financial position of the proposed assignee or POGC remaining in a serious dispute with the proposed assignee.

9.3 FX shall have the right to pledge its rights under the Fences JOA, the Gas Sales Agreement or this Agreement in accordance with Polish law, provided that FX shall inform POGC in writing of its intention to establish a pledge with a 14-days prior notice and shall withhold the establishment of the pledge, if POGC raises, within this period, an objection based on an important reason, as referred to in Clause 9.2.

9.4 POGC shall have the right to assign its rights and obligations under the Fences JOA, the Gas Sales Agreement or this Agreement to a subsidiary formed pursuant to the POGC restructuring program which shall hold rights to the fields concerned by the Fences JOA, the Gas Sales Agreement and this Agreement.

                                   Article 10
                            Waiver of further claims

10.1 FX hereby unconditionally waives all claims it may have against POGC in connection with the quality of geological data obtained as a result of work conducted by POGC prior to the Cooperation Agreement. Except as otherwise provided herein, each Party hereby waives all claims it may have vis-a-vis the other in respect of obligations to finance 100% of certain works or any other obligations arising from the Cooperation Agreement. Subject to obtaining by FX a consent from Rolls Royce Power Ventures, the Cooperation Agreement shall be terminated and fully superseded hereby, effective upon the obtaining of the said consent, a copy of which FX shall deliver to POGC.

10.2 The waiver pursuant to Clause 10.1 above shall be properly recorded by credit notes and/or correction invoices, to the extent required or desirable under Polish tax regulations and the Accounting Act.

                                   Article 11
                                  Miscellaneous

11.1 Articles XVI through XVIII of the Fences JOA are incorporated herein by reference and become Articles 12 through 14 of this Agreement.


FX ENERGY POLAND SP. Z O.O.

/s/ David N. Pierce, Member of the Management Board


POLSKIE GORNICTWO NAFTOWE I GAZOWNICTWO S.A.

/s/ Zbigniew Tatys, Director of Exploration and Production

/s/ A. Hoscilowicz, Director of Investments

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                                   APPENDIX 1
                          Amendments to the Fences JOA

The respective provisions of the Fences JOA shall be amended to read as follows:
 Definition of Contract Area.
 The Contract Area consists of the area covered by Concession #29/2001/p and by that certain Mining Usufruct dated September 28, 2001, covering prospecting for and exploring deposits of oil and natural gas in the "Srem-Jarocin" area. The following areas and wells shall not constitute part of the Contract Area:

         Concessions                                          Wells
         Name                      Number                     Solec 7
         Kaleje                    127/93                     Solec 8
         Jarocin                   128/93                     Kaleje 11
         Kleka                     129/93                     Kaleje 14
         Radlin                    172/94                     Kleka 11


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                                   APPENDIX 2

                               Transfer Agreement



THIS AGREEMENT is made the __ day of January, 2003, in Warsaw.

BETWEEN:

1. POLSKIE GORNICTWO NAFTOWE I GAZOWNICTWO S.A. with its registered office in Warsaw, at ul. Krucza 6/14, 00-537 Warsaw, entered into the National Court Register maintained by the District Court for the city of Warsaw under the KRS No. 0000059492 ("PGNiG"),

and

2. FX ENERGY POLAND Sp. z o.o. with its registered seat in Warsaw, at al. Jana Pawla II 29, 00-867 Warsaw, entered into the National Court Register maintained by the District Court for the city of Warsaw under the KRS No. 0000052459 ("FX"), jointly called the "Parties" and each of them individually a "Party".

                                    Article 1
                            Purpose of the Agreement


The Parties enter into this Agreement pursuant to Article 4 of the Settlement Agreement Regarding the Fences Area of even date herewith.

                                    Article 2
                         PGNiG title to Mining Usufruct

PGNiG represents that it holds 100% of the mining usufruct for exploration and prospecting for oil and natural gas (the "Mining Usufruct") in the "Srem-Jarocin" area (also called the "Fences Area") established pursuant to the Agreement on Establishment of the Mining Usufruct dated September 28, 2001 and the Concession No.29/2001/p, both of which are attached hereto as Schedule 2. The Mining Usufruct is free of any encumbrances or third party claims.

                                    Article 3
                           Transfer of Mining Usufruct

3.1 PGNiG hereby transfers to FX and FX receives, a 49% ownership interest in the Mining Usufruct, subject to Clause 3.2 below and subject to the suspensory condition of obtaining a consent from the State Treasury for the transfer, as required under the relevant mining usufruct agreement. As soon as the consent is obtained, PGNiG shall notify that to FX in writing.

3.2 No interest in the Mining Usufruct is transferred hereby with respect to:

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         a)       the areas covered by the following exploitation concessions held by PGNiG: Kaleje (No. 127/93); Jarocin (No.128/93); Kleka (No. 129/93); Radlin (No. 172/94); and

         b)       the following wells: Solec 7; Solec 8; Kaleje 11; Kaleje 14;
                  Kleka 11.

                                    Article 4
                Transfer the ownership of geological information

4.1 PGNiG, as the owner of the geological information contained in the documentation regarding the Fences Area acquired before January 1, 2002, (listed in Schedule 4 to the agreement referred to in Article 1), hereby transfers to FX and FX receives a 49% interest in ownership in rights to all of geological information contained in the documentation, subject to the suspensory condition of obtaining a consent from the Minister of Environment, as required pursuant to the Geological and Mining law. As soon as the consent is obtained, PGNiG shall notify that to FX in writing.

4.2 PGNiG, as the holder of the exclusive right to commercial use the geological documentation regarding the Fences Area acquired after January 1, 2002, (listed in Schedule 5 to the agreement referred to in Article 1) hereby transfers to FX and FX receives a 49% interest in the above right.

                                    Article 5
                                      Costs

FX shall pay all administrative cost and taxes due in connection with this Agreement.

                                    Article 6
                                  Miscellaneous


6.1 Any disputes related to this Agreement shall be resolved by the Arbitration Court at the Polish Chamber of Commerce in accordance with its rules.

6.2 This Agreement has been executed in Polish and English. In case of any discrepancies between both versions, the Polish version shall prevail.

6.3      Any amendments to this Agreement must be in writing to be valid.

POLSKIE GORNICTWO NAFTOWE I GAZOWNICTWO S.A.

____________________

____________________


FX ENERGY POLAND SP. Z O.O.

____________________


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                                   SCHEDULE 3
               Copies of Mining Usufruct Agreement and Concession







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                                   SCHEDULE 4
         Geological information regarding the Fences Area owned by PGNiG

Covered is all geological and geophysical information from the Fences Area obtained by POGC as a result of geological and geophysical work conducted during the period between 01.02.1989 and 01.01.2002. This information is managed by the archives department of Geological Bureau GEONAFTA.

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

                                   SCHEDULE 5
                Geological information regarding the Fences Area
            to which PGNiG has the exclusive right of commercial use

Covered is all geological and geophysical information from the Fences Area obtained by POGC as a result of geological and geophysical work before
01.02.1989 or after 01.01.2002. PGNiG is obliged to obtain consent from the State Treasury to use the information obtained prior to 01.02.1989, and then to use it in accordance with the terms specified by the State Treasury.

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